COMMUNITY ALLIANCE, INC.

LIST OF SUBSIDIARIES

Community Alliance, Inc. has one subsidiary, which is 100%-owned, as follows:

1.   (a) Name of subsidiary:  Our Best Wishes, Inc.
     (b) State of incorporation:  Nevada.
     (c) Name(s) under which subsidiary does business:  Our Best
Wishes, Inc.